EXHIBIT 10(b)

2005 LONG-TERM INCENTIVE PLAN
TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT

TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of the 1st day of August, 2014 (the “Grant Date”) between Campbell Soup Company (the “Company”) and Jeff Dunn (the “Participant”), an employee of the Company.

WHEREAS, the Company desires to award the Participant restricted stock units, which each represent a right to receive one share of Capital Stock of the Company (the “Restricted Stock Units”) as hereinafter provided, under the Campbell Soup Company 2005 Long-Term Incentive Plan (the “Plan”). Except as otherwise provided, the terms used herein shall have the same meaning as in the Plan.

NOW, THEREFORE, in consideration of valuable considerations the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Award of Restricted Stock Units. The Company hereby confirms the award to the Participant on the Grant Date by the Compensation and Organization Committee of the Board of Directors (the “Committee”) of 22,609 Restricted Stock Units. The Restricted Stock Units are in all respects limited and conditioned as hereinafter provided, and are subject in all respects to the Plan’s terms and conditions, as amended.

2.    Restriction Period; Payment. Subject to the terms of this Agreement and the Plan and provided that the Participant remains continuously employed throughout the vesting periods set forth below, one-half (1/2) of the Restricted Stock Units shall vest upon each of the first two (2) anniversaries of the Grant Date (each a “Vesting Date”), as set forth below:

Restriction Period	Vesting Dates	Number of Restricted Stock Units
1	August 1, 2015	11,304
2	August 1, 2016	11,305

Except as otherwise provided below, the Company shall deliver to the Participant one share of the Company’s Capital Stock for a vested Restricted Stock Unit during the month following each applicable Vesting Date. In lieu of issuing fractional shares of the Company’s Capital Stock, the Company shall round the shares to the nearest whole share. Unless terminated earlier under Section 4 below, a Participant’s rights under this Agreement shall terminate with respect to each Restricted Stock Unit at the time such Restricted Stock Unit is converted into the Company’s Capital Stock.

3.    Dividend Equivalent Payment. After a Vesting Date, Participant shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on the Company’s Capital Stock underlying the Restricted Stock Units to the extent the Company’s Board of Directors had approved and declared a dividend on its Capital Stock. Such dividend equivalent amount shall be paid during the month following that Vesting Date. Subject to Section 4 below, the dividend equivalent payment shall be forfeited for any Restricted Stock Units terminated under Section 4 if the Participant is no longer employed by the Company or its subsidiaries and an exception does not apply.

4.Early Termination of Restricted Stock Unit; Termination of Employment. The Restricted Stock Units shall terminate and become null and void if and when the Participant ceases for any reason to be an employee of the Company or its subsidiaries, including but not limited to termination for Cause or voluntary resignation, except as provided in below:

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(a)
Total Disability or Death; Involuntary Termination. If the Participant’s employment is terminated: (i) as the result of the Participant’s Total Disability or death; or (ii) by the Company for reasons other than Cause, the Participant shall vest on the Vesting Date in a prorated portion of his or her Restricted Stock Units under this Agreement according to the following formula:

Restriction Period
1	2
Number of months worked from Grant Date to termination date divided by 12; multiplied by number of Restricted Stock Units originally scheduled to vest on the first Vesting Date shall vest on the first Vesting Date.

Number of months worked from Grant Date to termination date divided by 24; multiplied by number of Restricted Stock Units originally scheduled to vest on the second Vesting Date shall vest on the second Vesting Date.

The Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit that vests on a Vesting Date in accordance with Section 2.

(i)	For purposes of this Agreement, the following terms shall have the meanings set forth below:

A.
“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which the Participant is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

B.
“Cause” means termination of a participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Company, (4) gross negligence in the performance of the participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Company, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Company. The determination of whether a participant’s employment was terminated for cause shall be determined by the Company in its good faith judgment.

5.    Withholding of Taxes. The Company or the subsidiary which employs the Participant shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the Restricted Stock Units, that the Participant or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state, local, or other applicable tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Participant or reducing the number of shares otherwise deliverable with respect to the award (with the value based on the closing price on the NYSE composite tape on the tax date) by the amount necessary to satisfy such withholding obligations).

6.    Non-Transferability of Restricted Stock Units. Participant’s right in the Restricted Stock Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. Restricted Stock Units shall not be subject to execution, attachment or other process.

7.    Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void;

however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

8.    Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Participant to the assessment of additional taxes or interest under Code section 409A to the extent such Participant or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

9.    Entire Agreement. The terms of the Plan and this Agreement when signed by Participant will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

10.    Governing Law. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive, and the Participant has hereunto set his or her hand and seal, all as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:    /s/ Robert J. Centonze
Robert J. Centonze
Vice President, Total Rewards

/s/ Jeff Dunn
Participant

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